Exhibit 5.1

[LETTERHEAD OF GARDINER ROBERTS LLP]

June 17, 2009

Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario

N2L 0A1

Dear Sirs/Mesdames,

Re:	Open Text Corporation - Registration of Common Shares under Registration Statement on Form S-4

This opinion is furnished to you in connection with the filing by Open Text Corporation (the “Corporation”) on June 17, 2009 of the registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the offering by the Corporation of up to 3,552,000 common shares (the “Shares”) without par value in the capital of the Corporation to be issued to the stockholders of Vignette Corporation, a Delaware corporation (“Vignette”) in connection with the merger (the “Merger”) contemplated by the agreement and plan of merger (the “Merger Agreement”) by and among the Corporation, Scenic Merger Corp. and Vignette dated May 5, 2009.

In connection with this opinion we have examined and relied upon such corporate and other records of the Corporation, such certificates of public officials and officers of the Corporation, and such other certificates, opinions and documents as we have considered appropriate and necessary to enable us to express the opinions hereinafter set out, copies of which have been delivered to you today, including:

(a)	certified copies of the articles and by-laws of the Corporation;

(b)	a certified copy of the resolutions of the directors of the Corporation authorizing, among other things, the filing of the Registration Statement and the allotment and issuance of the Shares;

(c)	the Merger Agreement;

(d)	the Registration Statement;

(e)	a certificate of compliance dated June 17, 2009 issued by Industry Canada in respect of the Corporation; and

(f)	a certificate of an officer of the Corporation as to certain factual matters.

For the purposes of this opinion, we have assumed that each of the certificates referred to above continues to be accurate as of the date hereof and we relied upon such certificates with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

In rendering the opinions expressed herein we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials;

(c)	the accuracy and completeness of all information provided to us by offices of public record;

(d)	that no order, ruling or decision has been or will be issued or granted by a court or other regulatory or administrative authority that has the effect of prohibiting or restricting the trades of securities referred to herein or that effects any person who engages in such trades; and

(e)	the Corporation has received the consideration for the issuance of the Shares and it is not less in value than the fair equivalent of the money than the Corporation would have received if such Shares had been issued for money.

We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law only in the Province of Ontario. The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on statutes and regulations in effect on the date hereof. We express no opinion on the laws of any other jurisdiction.

Our opinion is limited to the matters expressly opined on herein and is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Based and relying solely upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon the Merger having become effective under its governing law, the Shares will be validly issued and outstanding as fully-paid and non-assessable common shares of the Corporation.

We hereby consent to inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ Gardiner Roberts LLP
Gardiner Roberts, LLP